SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

OBH, Inc.

Blue Chip Stamps

Wesco Financial Corporation

Wesco Holdings Midwest, Inc.

Central States of Omaha Companies, Inc.

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

National Fire & Marine Insurance Company

Columbia Insurance Company

Wesco-Financial Insurance Company

Central States Indemnity Company of Omaha

Note: No Common Stock of Ameriprise Financial, Inc. is held directly by Berkshire Hathaway Inc. Other than the indirect holdings of Berkshire Hathaway Inc., no Common Stock of Ameriprise Financial, Inc. is held directly or indirectly by Warren E. Buffett, an individual who may be deemed to control Berkshire Hathaway Inc. 664,336 shares or approximately 0.3% of Common Stock of Ameriprise Financial, Inc. are held directly by OBH, Inc., Nebraska Furniture Mart, Inc., The Fechheimer Brothers Company, Borsheim’s Jewelry Company, Inc., and FlightSafety International Inc., none of which are persons specified in Rule 13d-1 (b) (1) (ii) (A) through (F).